UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2016

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 3, 2016, Energy 11 Operating Company, LLC, a wholly owned subsidiary of Energy 11, LP (together, the “Partnership”), entered into an Exclusive Option Agreement (“Option Agreement”) with Kaiser-Whiting, LLC (“Kaiser-Whiting”), for the exclusive right and option (“Exclusive Option”) to purchase all issued and outstanding limited liability company interests of Kaiser-Whiting (“Transferred Interests”), resulting in the option to purchase an approximate 11% working interest in approximately 216 existing producing wells and approximately 257 future development locations in the Sanish field located in Mountrail County, North Dakota (collectively, the “Sanish Field Assets”). The Partnership currently owns an approximate 11% working interest in the Sanish Field Assets, so if the Partnership were to exercise the Exclusive Option and all conditions to closing are met under the Interest Purchase Agreement (“Purchase Agreement”), the Partnership’s working interest in the Sanish Field Assets would increase to approximately 22%. Whiting Petroleum Corporation (NYSE:WLL) (“Whiting”), a publicly traded oil and gas company, operates the Sanish Field Assets.

The Sanish field is part of the Greater Williston Basin where industry activity is focused on development of the prolific Bakken Shale formation and its close geologic cousin, the Three Forks Shale. The Bakken Shale is one of the largest oil fields in the U.S., covering an area of approximately 17,500 square miles. While oil has been produced in North Dakota from the Williston Basin since the 1950s, it is only since 2007 through the application of horizontal drilling and hydraulic fracturing technologies that the Bakken has seen an increase in production activities.

Pursuant to the Option Agreement, the Partnership was granted the Exclusive Option to purchase the Transferred Interests in exchange for a cash payment of $1.0 million (“Exclusive Option Payment”). To exercise the Exclusive Option, the Partnership must (i) provide written notice to Kaiser-Whiting and (ii) make an exercise payment (“Exercise Payment”) of an additional $9.0 million on or before December 30, 2016. If the Partnership elects to provide written notice and make the Exercise Payment, the Partnership, Kaiser-Whiting and the owners of all the limited liability company interests of Kaiser-Whiting would promptly enter into the Purchase Agreement, with a closing date (“Closing Date”) of on or before January 11, 2017, with an effective date of December 1, 2016.

Pursuant to the Purchase Agreement, the purchase price for the Transferred Interests is $130.0 million, consisting of (i) $10.0 million, the sum of the Exclusive Option Payment and the Exercise Payment (collectively, the “Deposit”), (ii) the greater of (a) $40.0 million or (b) 80% of the Net Equity Proceeds, defined as gross cash proceeds from the issuance of Partnership equity interests, net of customary selling commissions and marketing expenses, received by the Partnership for each calendar month commencing with October 2016 and continuing through the last day of the calendar month ending immediately prior to the Closing Date, with the greater of the foregoing (a) or (b) less the Deposit, and (iii) a promissory note (“Note”) payable to the manager of Kaiser-Whiting in an original principal amount equal to the difference between $130.0 million minus the amount paid pursuant to subclauses (i) and (ii) above. The Note would bear interest at 5% per annum and be payable no later than April 30, 2017 (“Maturity Date”). The Partnership has the right to extend the Maturity Date up to October 31, 2017, subject to the Partnership’s compliance with certain conditions set forth in the Note. If the balance pursuant to subclauses (i) and (ii) above equals the entire purchase price, the Partnership will not be required to execute and deliver a promissory note to the manager of Kaiser-Whiting. The final settlement purchase price is subject to the customary post-closing adjustments, as defined and identified in the Purchase Agreement.

On November 3, 2016, the Partnership funded the Exclusive Option Payment of $1.0 million with the manager of Kaiser-Whiting. The payment will be applied toward the purchase price at closing or be retained by Kaiser-Whiting if the option is not exercised by the Partnership or if the transaction does not close by the outside closing date due to the Partnership’s breach of the Purchase Agreement. In the event the transaction does not close due to a breach by Kaiser-Whiting or if the aggregate value of any title defects and casualty losses exceeds 10% of the unadjusted initial purchase price, the Deposit will be refunded to the Partnership. If the Partnership does not perform under the contract as a result of our diligence review or otherwise breach the Purchase Agreement, Kaiser-Whiting’s sole remedy against the Partnership is the retention of the Deposit.

The closing of the Purchase Agreement is subject to the satisfaction of a number of required conditions which currently remain unsatisfied under the Purchase Agreement. Consummation of the acquisition is subject to the Partnership’s satisfactory completion of the review of title, environmental investigations, financial analysis and geological analysis, obtaining sufficient financing to fund the purchase price and other due diligence. Accordingly, there can be no assurance at this time that all of the conditions precedent to consummating the Purchase Agreement will be satisfied, that the Partnership will find the results of its diligence investigation acceptable, that the Partnership will be able to obtain sufficient financing on terms reasonably acceptable to the Partnership or that the transaction will be successfully completed.

Item 9.01.  Financial Statements and Exhibits

 (d)  Exhibits

Exhibit Number	Title of Document

2.1	Exclusive Option Agreement dated November 3, 2016 among Energy 11 Operating Company, LLC, Kaiser-Whiting, LLC, and Don P. Millican*

* Attorney-in-fact on behalf of the sellers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2016

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC